   As filed with the Securities and Exchange Commission on March 21, 1994,
                                         Registration No. 33-___________________

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549

                                  FORM S-8

                        REGISTRATION STATEMENT UNDER

                         THE SECURITIES ACT OF 1933


                        PARTECH HOLDINGS CORPORATION

           (Exact name of registrant as specified in its charter)

            Delaware                                       31-1166419
(State or other jurisdiction of                   (I.R.S. Employer I.D. Number)
 incorporation or organization)

3366 Riverside Drive, Suite 200, Columbus, Ohio              43221
   (Address of principal executive offices)                (Zip Code)

         PARTECH HOLDINGS CORPORATION 1993 LONG-TERM INCENTIVE PLAN

                            CONSULTANT CONTRACTS
                            (Full title of plans)

                               Paul Weinberger
             Vice President, Controller and Assistant Treasurer
                        Partech Holdings Corporation
                       3366 Riverside Drive, Suite 200
                            Columbus, Ohio 43221
          (Name, address and telephone number of agent for service)

                       CALCULATION OF REGISTRATION FEE

                                                             Proposed
                                                             Maximum     Proposed
                                                 Amount      Offering     Maximum      Amount of
          Title of Securities to                 to be      Price Per    Aggregate    Registration
              be Registered                    Registered     Share        Price          Fee

Common Stock, par value $0.05 per share (1)      600,000     $1.53125   $918,750.00      $316.81
Common Stock, par value $0.05 per share (2)       75,000     $  0.912   $ 68,400.00      $ 23.59

    Total............................................................................   $ 340.40

                CALCULATION OF REGISTRATION FEE - NOTES THERETO

    (1) Based on options issuable under the Partech Holdings Corporation 1993 Long-Term Incentive Plan. The offering price per share is calculated in accordance with Rule 457(c) pursuant to Rule 457(h), utilizing the high and low prices reported in the consolidated reporting system of the NASDAQ Small Cap Market as of March 18, 1994, which is within five
        (5) business days prior to the filing of this registration statement.

    (2) The Company is to issue 75,000 shares for $0.912 per share pursuant to compensation arrangements with consultants. The offering price per share is calculated pursuant to Rule 457(h), utilizing the sale price of the shares hereof.

    Approximate date of proposed sales pursuant to the plans: As soon as practicable after the Registration Statement becomes effective, as and when options and appreciation rights are exercised.

This registration statement, including all exhibits and attachments, consists of 11 pages.

The exhibit index is on page 5.

                                    PART II

Item 3. Incorporation of Certain Documents by Reference.

    The following documents which are filed with the Securities and Exchange Commission are incorporated herein by reference in the registration statement hereof:

    (a) The Company's latest annual report on Form 10-K, or, if the financial statements therein are more current, the Company's latest prospectus, other than the prospectus of which this document is a part, filed pursuant to Rule 424(b) or (c) of the Securities Exchange Commission under the Securities Act of 1933.

    (b) All other reports filed by the Company pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.

    (c) The descriptions of the Company's $0.05 par value common stock which is contained in the Company's registration statements filed under section 12 of the Securities Exchange Act of 1934, including any amendment(s) thereto or reports filed for the purpose of updating such descriptions.

    (d) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Not applicable.

Item 6. Indemnification of Officers and Directors.

    (a) Section 145 of the Delaware Code Annotated, the jurisdiction in which the Company is incorporated, provides, under certain circumstances, for the indemnification of directors or officers of a Delaware corporation for expenses in connection with the defense of any action, suit or proceeding in relation to certain matters, brought against them as such directors and officers.

    (b) Article Eighth of the Restated Certificate of Incorporation of Partech Holdings Corporation provides for Indemnification of the Partech's executive officers and directors. The Restated Certificate of Incorporation of Partech Holdings Corporation is filed herewith as
        Exhibit 3.3.

Item 7. Exemption From Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The exhibit index is filed on page 5 of the registration statement.

    The Company is not filing an opinion of counsel concerning compliance with the requirements of ERISA as to the Partech Holdings Corporation 1993 Long-Term Incentive Plan. In lieu thereof the Company hereby undertakes to submit the Partech Holdings Corporation 1993 Long-Term Incentive Plan and any amendments thereto to the IRS and any other appropriate governmental authority to assure the compliance with the requirements of ERISA. It is the

Company's present intention not to seek qualification of its Partech Holdings Corporation 1993 Long-Term Incentive Plan under section 401 of the Internal Revenue Code, but rather, to cause it to comply with all applicable ERISA requirements.

Item 9. Undertakings.

    The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (a) Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold when all options that have been and may be granted under the plan shall have expired or terminated, have been exercised or cancelled, or upon termination of the offering.

    (4) That, for purposes of determining any liability under the Securities
        Act of 1933, each filing of the Company's annual report pursuant to
        Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the annual report for the Partech Holdings Corporation 1989 Incentive Stock Option Plan and Partech Holdings Corporation 1989 Stock Option and Stock Appreciation Rights Plan pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described heretofore, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling preceding, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    Pursuant to the requirements of the Securities Exchange Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, the State of Ohio, on this 18th day of March, 1994.

                                  Partech Holdings Corporation



                                  By            /s/ JOHN E. RAYL
                                     -------------------------------------
                                     John E. Rayl, Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          Signature                            Title                              Date
       /s/ JOHN E. RAYL
- ------------------------------  Chairman, Chief Executive Officer,           March 18, 1994
         John E. Rayl           President, Treasurer, Director and
                                Principal Financial Officer

    /s/ THOMAS E. REYNOLDS
- ------------------------------  Vice President, Secretary, Assistant         March 18, 1994
      Thomas E. Reynolds        Treasurer and Director


- ------------------------------  Director                                     March 18, 1994
    Reverend Jerry K. Rayl

    /s/ PAUL R. WEINBERGER
- ------------------------------  Vice President, Controller and Assistant     March 18, 1994
      Paul R. Weinberger        Treasurer

                               INDEX TO EXHIBITS


Exhibit 3.1 Bylaws filed as Exhibit 2 to Form 10, Commission File No. 014361 filed on March 28, 1986 is incorporated herein by reference.

Exhibit 3.3 Restated Certificate of Incorporation of Partech Holdings Corporation dated January 25, 1994, incorporated herein by reference to Exhibit 3.3 to Form 10-Q for the fiscal quarter ended January 31, 1994, Commission File No. 014361.

Exhibit 4.1    Instruments Defining the Rights of Security Holders filed as
               Exhibit 3 to Form 10, Commission File No. 014361 filed on March 28, 1986 is incorporated herein by reference.

Exhibit 4.2 Form of Common Share Certificate of Partech Holdings Corporation, incorporated herein by reference to Exhibit B, to Form 8-K, dated March 13, 1992, Commission File No. 014361.

Exhibit 10.50 Partech Holdings Corporation 1993 Long-Term Incentive Plan, incorporated herein by reference to Exhibit 10.50, to Form 14A, filed on November 19, 1993, Commission File No. 014361.

Exhibit 10.51 Consulting Agreement between Partech Holdings Corporation and Birchwood Capital Advisors Group, Inc. dated February 1, 1994, filed herewith as Exhibit 10.51.

Exhibit 23.5   Consent of Hausser + Taylor filed herewith as Exhibit 23.5.